Exhibit 21


                           ILLINOIS CENTRAL CORPORATION
                          Subsidiaries of the Registrant
                             as of December 31, 1995

Name
                    Place of Incorporation

Subsidiaries included in the financial statements, which are 100% owned:

Illinois Central Railroad Company      Delaware
IC Financial Services Corporation      Delaware


Subsidiaries that are 100% owned by Illinois Central
  Railroad Company:

Chicago Intermodal Company                  Delaware
Kensington and Eastern Railroad Company     Illinois
Mississippi Valley Corporation              Delaware
Waterloo Railroad Company                   Delaware

Subsidiaries that are 100% owned by IC Financial
  Services Corporation:

IC Leasing Corporation I                    Nevada
IC Leasing Corporation II                   Nevada
IC Leasing Corporation III                  Nevada